EXHIBIT 4.29

Transfer of Global Precision Medical (USA) Inc. to A. Kripotos and Relinquishment of
Assets, Rights or Property held by Global Precision Medical (USA) Inc.

February 5th, 2003

This AGREEMENT is between GLOBAL PRECISION MEDICAL INC.

And:

ANTONIOS KRIPOTOS of 3105 - W 16TH Ave., Vancouver, B.C., V6K 3C9

In consideration of Global Precision Medical Inc. transferring the 1,000 shares of common stock of Global Precision Medical (USA) Inc. held by Global Precision Medical Inc .to Antonios Kripotos, Mr. Kripotos, amongst other things, undertakes to:

  Change of name of Global Precision Medical (USA) Inc. to San Antonios Resources (USA) Inc., or some other such name that has no connection with either of Global Precision Medical (USA) Inc. or Global Precision Medical Inc., and
  Expeditiously cause any and all assets, rights or property deemed to be the property of Global Precision Medical (USA) Inc. to be transferred to Global Precision Medical Inc.

Dated this 5th day of February, 2003

/s/ Antonios Kripotos
Antonios Kripotos

/s/ Lindsay B. Semple
Lindsay B. Semple - on behalf of
GLOBAL PRECISION MEDICAL INC.